EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COTY INC.

(ORIGINALLY INCORPORATED ON JANUARY 20, 1995 UNDER THE NAME
OF BENCKISER COSMETICS HOLDINGS, INC.)

I, Jules P. Kaufman, Secretary of Coty Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), do hereby certify that the Certificate of Incorporation of Coty Inc., as amended, has been further amended, and restated as amended, in accordance with the provisions of Sections 141, 242 and 245 of the GCL, and, as amended and restated, is set forth in its entirety as follows.

FIRST.

The name of the corporation is Coty Inc. (the “Corporation”).

SECOND.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH.

A. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,187,754,370, of which 800,000,000 shall be designated as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 367,754,370 shall be designated as Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), and 20,000,000 shall be designated as Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called “Common Stock.” Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of capital stock of the Corporation representing a majority in voting power represented by all outstanding shares of capital stock of the Corporation entitled to vote generally, irrespective of the provisions of Section 242(b)(2) of the GCL or any successor provision. Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) each share of common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) held by a Permitted Holder shall automatically, without any action on the part of the holder thereof, be reclassified as and converted into one share of Class B Common Stock, par value $0.01 per share, and each share of Old Common Stock held by other than a Permitted Holder shall be reclassified as and converted into one share of Class A Common Stock. Until presented for exchange, certificates that previously represented shares of Old Common Stock shall, from and after the Effective Time, represent the number of shares of Class A Common Stock or Class B Common Stock into which such shares were reclassified and converted pursuant hereto.

B. Common Stock.

(1) Voting Rights.

(i) Except as otherwise provided in this Certificate of Incorporation or otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Except as otherwise provided in this Certificate of Incorporation or otherwise required by applicable law, each holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(2) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be. Notwithstanding the foregoing, the Board of Directors may pay or make a

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disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(3) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of the Class A Common Stock and the Class B Common Stock treated as a single class unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(4) Subdivision, Combinations or Reclassification. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Common Stock may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(5) Equal Status. Except as expressly provided in this ARTICLE FOURTH, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

(6) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten

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times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent) of the holders of a majority of the then outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(7) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled voluntarily to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names (a) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (b) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section B(7)(i) of ARTICLE FOURTH, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section B(7)(i) of ARTICLE FOURTH shall be retired by the Corporation and shall not be available for reissuance.

(ii) Automatic Conversion. (a) Each share of Class B Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock, and (b) all shares of Class B Common Stock shall automatically, without further action by any holder thereof, be converted into an identical number of shares of fully paid and nonassessable Class A Common Stock (i) if, on the record date for any meeting of stockholders of the Corporation, the number of shares of Class B Common Stock then outstanding constitutes less than 10% of the aggregate number of shares of Common Stock then outstanding, as determined by the Board of Directors of the Corporation, or (ii) upon the occurrence of an event, specified by the affirmative vote (or written consent) of the holders of a majority of the then outstanding

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shares Class B Common Stock, voting as a separate class (the occurrence of an event described in clause (a) or (b) of this Section B(7)(ii) of ARTICLE FOURTH, a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section B(7)(ii) of ARTICLE FOURTH shall thereupon be retired by the Corporation and shall not be available for reissuance.

(iii) The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has a reasonable basis to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred and if such holder does not, within thirty days after receipt of such written request, furnish reasonable evidence to the Corporation to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

(iv) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

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(v) Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section B of this ARTICLE FOURTH (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote (or written consent) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the By-laws, and the holders of Class A Common Stock shall have no right to vote thereon.

(8) Definitions. For purposes of this ARTICLE FOURTH:

(i) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

(ii) “Benckiser Controlled Trust” shall mean any trust the primary beneficiaries of which are Benckiser Family Members (“Benckiser Beneficiaries”). For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Benckiser Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Benckiser Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is less than 50%. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary’s actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Benckiser Family Member, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Benckiser Family Member shall be deemed to be zero.

(iii) “Benckiser Family Member” shall mean the lineal descendants, by natural birth or by or through adoption prior to the attainment of their eighteenth birthday, of Dr. Albert Reimann (born in 1898 and died in 1984), including without limitation, the lineal descendants by natural birth or by or through adoption prior to the attainment of their eighteenth birthday of persons who qualify as lineal descendants of said Dr. Albert Reimann by reason of their and/or their ancestors’ adoption prior to the attainment of their eighteenth birthday, as well as the surviving spouses of any such lineal descendant of Dr. Albert Reimann, after such descendant’s death, if such surviving spouse is also a stockholder of Donata Holding SE and/or Parentes Holding SE.

(iv) “Benckiser Permitted Holder” shall mean (a) Benckiser Family Members, (b) any Benckiser Controlled Trust, or (c) any Person of which more than 50% of the voting shares or voting (or otherwise controlling) equity interests in such Person are directly or indirectly owned or controlled by, or held for the benefit of, one or more of the Persons described in clauses (a) or (b) of this definition. A Benckiser

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Permitted Holder shall not lose such status merely because (x) the identity of the individuals comprising Benckiser Family Members and owning or for whose benefit such shares or equity interests are held and/or (y) any executor(s), administrator(s), guardian(s), trustee(s) or other Person(s) acting as a fiduciary with respect to such Benckiser Family Members or serving in any similar or corresponding capacity may change from time to time for any reason, including without limitation, death, retirement, resignation, removal, appointment, intra-family transfers or otherwise.

(v) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

(vi) “Fund Permitted Holder” shall mean (a) Berkshire Partners LLC and those of its Affiliates that Berkshire Partners LLC or its Affiliate controls through managers or general partners, subject to the fiduciary duties thereof and any specific provision of such entity’s governing documents applicable thereto, to which Class B Common Stock is Transferred, but only for so long as Berkshire Partners LLC and entities under common control with Berkshire Partners LLC retain with respect to such Class B Common Stock, directly or indirectly, (1) Voting Control, (2) control over the disposition thereof, and (3) at least 33% of the economic consequences of ownership held by the transferring entities prior to the first such Transfer and (b) Rhône Capital L.L.C. and those of its Affiliates that Rhône Capital L.L.C. or its Affiliate controls through managers or general partners, subject to the fiduciary duties thereof and any specific provision of such entity’s governing documents applicable thereto, to which Class B Common Stock is Transferred, but only for so long as Rhône Capital L.L.C. and entities under common control with Rhône Capital L.L.C. retain with respect to such Class B Common Stock, directly or indirectly, (1) Voting Control, (2) control over the disposition thereof, and (3) at least 33% of the economic consequences of ownership held by the transferring entities prior to the first such Transfer.

(vii) “Permitted Holder” shall mean (a) a Benckiser Permitted Holder, (b) a Fund Permitted Holder or (c) any Person (other than a Benckiser Permitted Holder or Fund Permitted Holder) to whom shares of Class B Common Stock originally held by a Fund Permitted Holder have been Transferred where such Transfer and each preceding Transfer of such shares of Class B Common Stock under subsection (c) of the definition of “Permitted Holder” herein has been consented to in writing in advance (a copy of which has been delivered contemporaneously to the Company) by the holders of a majority of the shares of Class B Common Stock held by all Benckiser Permitted Holders; provided that such Person shall be deemed a Permitted Holder only in respect of the shares of Class B Common Stock so Transferred, unless the written consent provides otherwise.

(viii) “Permitted Transfer” shall mean any of the following: (A) any Transfer of shares of Class B Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (1) Voting Control, (2)

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control over the disposition of such shares, and (3) the economic consequences of ownership of such shares; and (B) any Transfer of shares of Class B Common Stock between or among Permitted Holders.

(ix) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

(x) “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over such share, by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock if such share of Class B Common Stock is beneficially held by a Person that is not a Permitted Holder for any reason. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this ARTICLE FOURTH:

(A) the granting by a stockholder of a proxy to (y) officers or directors of the Corporation at the request of the Board of Directors, or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders;

(B) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; or

(C) any change in the trustees or the Person(s) acting as a fiduciary with respect to a Permitted Holder having or exercising Voting Control over shares of Class B Common Stock of a Permitted Holder; provided that following such change such Permitted Holder continues to be a Permitted Holder.

(xi) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

C. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of any series of shares of Preferred

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Stock, and to fix the number of shares constituting any such series, and to increase (but not above the authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations setting forth the rights, powers and preferences, and the qualifications, limitations and restrictions thereof) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations setting forth the rights, powers and preferences, and the qualifications, limitations and restrictions thereof) or pursuant to the GCL.

FIFTH.

The Corporation is to have perpetual existence.

SIXTH.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board or Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

B. Elections of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.

C. Stockholders shall not be entitled to cumulative voting rights in the election of directors of the Corporation.

D. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

E. Any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

F. Unless otherwise prescribed by law, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors. The Secretary

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shall call a special meeting of stockholders upon the request, in writing, of the holders of a majority in voting power of the outstanding shares of the Corporation entitled to vote in an election of directors.

SEVENTH.

A. Elections of directors shall be decided by a plurality of the votes cast. Abstentions and broker non-votes shall not be counted as votes cast.

B. The Board of Directors shall consist of not fewer than five nor more than thirteen directors, the exact number to be fixed from time to time solely by resolution of the Board of Directors.

C. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, or by the affirmative vote of the holders of a majority in voting power of all issued and outstanding capital stock entitled to vote in an election of directors, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director, or by the affirmative vote of the holders of a majority in voting power of all issued and outstanding capital stock entitled to vote in an election of directors. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of ARTICLE FOURTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional

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directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

EIGHTH.

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any amendment, modification or repeal of this ARTICLE EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal of modification.

NINTH.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this ARTICLE NINTH shall include the requirement that the Corporation shall advance and pay the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, without the necessity of the Board of Directors determining whether such person has the ability to repay any such advances or whether such person would be entitled to indemnification hereunder.

The Corporation may, to the extent authorized in the By-laws or from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE NINTH to the directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this ARTICLE NINTH shall be not exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders, vote of disinterested directors or otherwise. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation

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existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH.

Subject to the GCL and the terms hereof, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ELEVENTH.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, this Certificate of Incorporation or the By-laws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws of the Corporation, or (v) any other action asserting a claim governed by the internal affairs doctrine except for, as to each of (i) through (v) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this ARTICLE ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE ELEVENTH (including, without limitation, each portion of any sentence of this ARTICLE ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE ELEVENTH.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Certificate of Incorporation are true and under the penalties of perjury as of the [●] day of [●], 2013.

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By:
	Name:	Jules P. Kaufman
	Title:	Senior Vice President, General Counsel and Secretary
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